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PROSPECTUS SUPPLEMENT                             Filed Pursuant to Rule 424b(2)
(TO PROSPECTUS DATED JANUARY 9, 2001)             Registration No. 333-51472





                       WILLIAMS COMMUNICATIONS GROUP, INC.

                    1,695,200 SHARES OF CLASS A COMMON STOCK

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         On July 3 and 11, 2001, we issued 1,695,200 shares of our Class A common stock to The Bank of New York, our transfer agent, in payment of a dividend on shares of our 6.75% Redeemable Cumulative Convertible Preferred Stock. The Bank of New York resold the shares on the New York Stock Exchange at prevailing market prices, realizing gross proceeds of $4,202,301.60 ($2.4789 per share). BNY ESI & Co., Inc., an affiliate of The Bank of New York, received a broker's commission of $50,856 ($0.03 per share) in connection with such sales. The net proceeds of $4,151,445.60 ($2.4489 per share) will be applied to the payment of dividends to holders of our outstanding shares of 6.75% Redeemable Cumulative Convertible Preferred Stock.

         AN INVESTMENT IN OUR PREFERRED STOCK AND OUR CLASS A COMMON STOCK INVOLVES RISKS. PLEASE REFER TO THE SECTION "RISK FACTORS" ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THESE RISKS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is July 11, 2001.